EXHIBIT 22.0



                      CYBERIA HOLDINGS, INC.

                      PARENT AND SUBSIDIARIES


Registrant:                        Cyberia Holdings, Inc.

Subsidiary, all of
whose voting securities
are owned directly or
indirectly by the
Registrant.                        Cyberia, Inc.

Subsidiary, 80% of
whose voting securities
are owned directly or
indirectly by the
Registrant.                        Media Revolution, LLC